Exhibit 23.1

Advancedy Oxygen Technologies, Inc.
C/O Crossfield, Inc.
PO Box 189
Randolph, VT 05060

September 5, 2009

Consent of Independent Registered Public Accounting Firm

We consent to the use of, our report dated September 05, 2009, with respect to the consolidated financial statements of Advanced Oxygen Technologies, Inc. and Subsidiary, and our report dated September 05, 2009 with respect to the effectiveness of Internal Control over Financial Reporting of Advanced Oxygen Technologies, Inc. and Subsidiary, included in this Annual Report (Form 10-K) for the year ended June 30, 2009.

/s/ Revisorerne Strandvejen 58 V.m.b.a

Copenhagen, Denmark

September 5, 2009